SHAREHOLDER AGREEMENT


         THIS AGREEMENT is dated as of the 24th day of May, 1999, by and among Mobile America Corporation, a Florida corporation (the "Company"), Allan J. McCorkle ("McCorkle") and R. Lee Smith ("Smith") and their respective affiliates signing below (collectively referred to herein as the "Shareholders").

                              Preliminary Statement

         The Shareholders collectively own, or have voting power over, approximately 48% of the Company's outstanding stock. The Company and the Shareholders believe it to be in their respective best interest and in the best interest of the Company to provide for continuity and harmony in the management of the Company by providing for and specifically defining the composition of the Board of Directors of the Company.

         1.  Ownership of Shares.

             a. Representations and Warranties of McCorkle. McCorkle hereby represents and warrants that McCorkle directly or indirectly owns of record or has the right to exercise voting power with respect to the shares of Company stock listed on Schedule 1(a) and that McCorkle does not own of record or have the right to exercise or share voting power with respect to any shares of Company common stock not shown thereon other than 50,000 shares (the "Excluded Shares") that McCorkle contributed to the Kissaway County Charitable Trust, of which McCorkle is one of four trustees and as to which McCorkle may be prohibited by applicable trust laws from joining in this Agreement.

             b. Representations and Warranties of Smith. Smith hereby represents and warrants that Smith directly or indirectly owns of record or has the right to exercise voting power with respect to the shares of Company stock listed on
Schedule 1(b) and that Smith does not own of record or have the right to exercise or share voting power with respect to any shares of Company common stock not shown thereon.

         2. Voting of Shares. At the 1999 Annual Meeting of the Company's Shareholders (the "1999 Annual Meeting") and thereafter at each annual or special meeting of the Company's shareholders at which directors are to be elected, until, but not including, the Annual Meeting of the Company's Share-holders to be held in June, 2002 (the "2002 Annual Meeting"), each Shareholder agrees to vote all of the shares of common stock of the Company then beneficially owned by the Shareholder and all such shares as to which the Shareholder is then entitled to exercise voting power as follows (and to use best efforts to cause to be voted all shares other than Excluded Shares as to which the Shareholder shares voting power as follows):

             a. Agreed Director Nominees. In favor of the nomination and election of the following individuals (the "Agreed Director Nominees") as directors to serve a term beginning at the 1999 Annual Meeting and continuing until their successors are elected and qualified at the 2002 Annual Meeting:

                           Allan J. McCorkle
                           Thomas J. McCorkle
                           Holly J. McCorkle

(the above 3 nominees and any additional nominee named by McCorkle pursuant to Section 2(c) below, together with any replacements named pursuant to this Agreement, are referred to herein collectively as the "Family Directors");

                           J. Michael Garrity
                           Thomas E. Perry
                           R. Lee Smith
                           Robert Thomas

(the above 4 nominees, together with any replacements named pursuant to this Agreement, are referred to herein collectively as the "Non-Family Directors"); and

                           Arthur L. Cahoon ("Cahoon");

             b. Vacancies. In the event of a vacancy on the Board of Directors with respect to the Non-Family Directors, in favor of an individual nominated in writing by 75% of a group comprised of the remaining Non-Family Directors and Cahoon; in the event of a vacancy on the Board of Directors with respect to the Family Directors, in favor of an individual nominated in writing by McCorkle;

             c. Expansion of Board. In the event that a new President and CEO is hired and becomes a director, in favor of an additional nominee nominated in writing by McCorkle, who shall also be a Family Director; and

             d. Anti-Takeover Measures. Against any anti-takeover measures such as a staggered board of directors, a stock dividend or distribution plan intended to dilute the interest of a purchaser of the Company's stock, contracts providing for golden parachute payments to the Non-Family Directors, limitations on shareholder rights to act by written consent or to otherwise propose or take corporate action (other than 30 days notice of any nominee for election as a director), or amend or repeal Article II, Section 8 of the Bylaws, which measures the Company hereby agrees not to adopt without the consent of the Shareholders.

         3. Chairman of the Board; Board Committees. It is contemplated that at the 1999 annual meeting of directors, McCorkle will be elected as Chairman Emeritus of the Board of Directors and that Cahoon will be elected Chairman of the Board. It is also contemplated that McCorkle, Smith and Cahoon will be appointed as members for three years of a new senior officer selection committee of the Board of Directors, the purpose of which will be to interview prospective senior officers of the Company and its subsidiaries and make hiring recommenda-tions with respect to such candidates to the Board of Directors.

         4. No Proxy Contests. During the term of this Agreement, except in respect of the 2002 Annual Meeting, each Shareholder agrees (i) not to solicit, initiate, encourage or participate in any solicitation of proxies or become a participant in any election contest or take action by written consent as a shareholder the purpose or effect of which would be to cause the election of any person as a director of the Company, the election of whom would be inconsistent with the provisions of this Agreement, and (ii) not to assist, advise, encourage or act in concert with any person with respect to any such conduct.

         5. Term. This Agreement shall begin on the date hereof and shall continue until the first to occur of the following events: (i) the 2002 Annual Meeting, which the parties agree will be held during June, 2002; (ii) the death of McCorkle; (iii) default by the Company under its Consulting and Non-Competi-tion Agreement (the "Consulting Agreement") or Director Indemnification Agree-ment with McCorkle, each dated the date hereof, after receipt of written notice thereof and a failure to cure within the later of 10 days of receipt of such notice by the Company or 10 days after resolution of any bona fide dispute with respect thereto; (iv) the occurrence of a Material Adverse Change; or (v) the Company's Board fails to nominate the Family Directors and Cahoon, or his successor selected pursuant to his Section, for election at an Annual Meeting prior to the 2002 Annual Meeting.

For purposes of the foregoing, Material Adverse Change shall mean (i) the Company's shareholders' equity as reflected in the Company's quarterly or annual financial statements filed with the Securities and Exchange Commission in its Form 10-Q or 10-K is less than such shareholders' equity at March 31, 1999 minus
(x) $6,600,000 and (y) any reserves required to be established in respect of obligations arising under the Consulting Agreement; (ii) the Company is in default under an Employment Agreement or Consulting and Non-Competition Agreement with Thomas J. McCorkle, both of even date herewith, after receipt of written notice thereof and a failure to cure within the later of 10 days of receipt of such notice by the Company or 10 days after resolution of any bona fide dispute with respect thereto; (iii) any local, state or federal regulatory authority takes control of the Company or Fortune Insurance Company under administrative supervision or receivership; (iv) any outstanding indebtedness of the Company for money borrowed is accelerated or matures and is not paid, extended or reinstated within 60 days; (v) the Company files a petition for relief under federal bankruptcy laws or an involuntary petition is filed against the Company and is not dismissed within 90 days; or (vi) Cahoon resigns, is removed, dies or otherwise ceases to serve as Chairman of the Board or as a director of the Company and the Board fails to appoint a successor reasonably satisfactory to McCorkle.

         6. Transferees. This Agreement shall be binding upon the transferees, direct or indirect, of any shares held by the Shareholders unless such a transferee is an unrelated third party which purchases or otherwise acquires such shares in a bona fide arms length transaction (an "Unrestricted Transferee") from the Shareholder or a subsequent transferee. For purposes of this Agreement, an "unrelated third party" means any person or entity, as the case may be, who is neither a "member of the family" of the Shareholder nor an "affiliate" of the Shareholder (as that term is defined in 1933 Act Rule 405 of the Securities and Exchange Commission) nor any entity in which the Shareholder or any member of his family owns in excess of a 5% beneficial interest or over which the Shareholder or any member of his family may exercise control. A "member of the family" includes any person related, directly or indirectly, by blood, marriage, adoption, or any combination thereof, to the Shareholder in question. A transferor transferring shares to a person who does not qualify as an Unrestricted Transferee shall, as a condition to such transfer, require the transferee to acknowledge in writing that such transferee agrees to all the terms and conditions of this Agreement.

         7. Notice to Transfer Agent. The Company and the Shareholders shall jointly notify the Company's transfer agent of the existence of this Agreement.

         8. Specific Performance. The Company and the Shareholders acknowledge that, in view of the uniqueness of the arrangements contemplated by this Agree-ment, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore the parties agree that any party hereto, including the Company, shall be entitled to specific performance of the terms hereof in addition to any other remedy to which the parties may be entitled at law or in equity.

         9. Further Assurances. Each Shareholder agrees, upon the request of the Company, to execute such further documents, including proxies, as the Company may reasonably request from time to time and to take such other actions as may be reasonably necessary or desirable to carry out the intent of this Agreement. The parties acknowledge that any proxies so executed and delivered constitute proxies coupled with interest and may not be revoked during the term of this Agreement.

         10. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested,
(iii) deemed to have been received on the date of delivery, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

             i.       Notices.  if to Company, to:

                      Mobile America Corporation
                      10475 Fortune Parkway, Suite 110
                      Jacksonville, Florida  32256
                      Attention: President
                      Telephone:  (904) 363-6339
                      Fax:  (904) 363-3856

                      with a copy to:

                      Foley & Lardner
                      200 North Laura Street
                      Jacksonville, FL 32202
                      Attention:  Linda Y. Kelso, Esq.
                      Telephone: (904) 359-2000
                      Fax: (904) 359-8700

            ii.       if to McCorkle, to:

                      Allan J. McCorkle
                      11657 Village Lane
                      Jacksonville, FL  32223
                      Telephone: (904) 880-1601
                      Fax: (904) 292-0703

                      with copies to:

              Smith Hulsey & Busey                   Holly J. McCorkle, Esq.
              P.O. Box 53315                         13914 Mandarin Oaks Lane
              225 Water Street, #1800                Jacksonville, FL  32223
              Jacksonville, FL  32202                Telephone: (904) 880-7399
              Attention:  John R. Smith, Jr., Esq.   Facsimile: (904) 880-5118
              Telephone:  (904) 359-7700
              Facsimile:  (904) 359-7708

           iii.       if to Smith, to:

                      R. Lee Smith
                      Suite 902
                      1200 Riverplace Boulevard
                      Jacksonville, FL 32202
                      Telephone: (904) 396-2957
                      Facsimile: (904) 393-9003

                      with a copy to:

                      Holland & Knight, LLP
                      50 North Laura Street, Suite 3900
                      Jacksonville, FL  32202
                      Attention:  James L. Main, Esq.
                      Telephone:  (904) 354-4141
                      Facsimile:  (904) 358-2199

         11. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         12. Modification. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the party against whom enforcement is sought.

         13. Governing Laws; Binding Effect. This Agreement is governed by the laws of the State of Florida and shall be construed in accordance therewith. This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the parties hereto, including any person other than an Unrestricted Transferee receiving any Shares from a Shareholder.

         14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date set forth above.

                                            MOBILE AMERICA CORPORATION


                                            By:   /s/ R. Lee Smith
                                               ---------------------------------
                                            Name: R. Lee Smith
                                            Title: Director


                                            /s/ Allen J. McCorkle
                                            ------------------------------------
                                            Allan J. McCorkle






                                            /s/ R. Lee Smith
                                            ------------------------------------
                                            R. Lee Smith

                                  SCHEDULE 1(a)

                                 McCorkle Shares




         Beneficial Owner                No. of Shares

        Allan J. McCorkle                  3,095,939

                                  SCHEDULE 1(b)

                                  Smith Shares




         Beneficial Owner                No. of Shares

          R. Lee Smith                      347,749